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                                                                   Exhibit 3.31


                            CERTIFICATE OF AMENDMENT

                                       TO

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                            ELCOM INTERNATIONAL, INC.


                         Pursuant to Section 242 of the
                        Delaware General Corporation Law
                     -------------------------------------

         The undersigned, being the Chairman of the Board and Chief Executive Officer of Elcom International, Inc., a Delaware corporation (the
"Corporation"), hereby certifies as follows:

         1. The name of the corporation is Elcom International, Inc.

         2. The amendment to the Second Restated Certificate of Incorporation of the Corporation as hereinafter set forth has been duly adopted and approved in accordance with Section 242 of the General Corporation Law of the State of Delaware (the "DGCL"). The amendment was approved by a majority of the outstanding stock entitled to vote thereon at a special meeting of the stockholders pursuant to Section 242(b) of the DGCL.

         3. The Second Restated Certificate of Incorporation of the Corporation is hereby amended by deleting in its entirety Article FOURTH, Section I and substituting in lieu thereof the following:

         "The total number of shares of all classes of stock that the Corporation shall have authority to issue is One Hundred Ten Million (110,000,000), consisting of One Hundred Million (100,000,000) shares of common stock, par value $.01 per share (the "Common Stock"), and Ten Million (10,000,000) shares of preferred stock, par value $.01 per share (the "Preferred Stock")."

                  IN WITNESS WHEREOF, the undersigned subscribes this Certificate of Amendment and affirms that the facts stated herein are true under penalties of perjury, this nineteenth day of December, 2001.




                                         /s/ Robert J. Crowell
                                         -----------------------------------
                                         Robert J. Crowell
                                         Chairman and Chief Executive Officer







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